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                                                                    EXHIBIT 4.02
                  INTUIT INC. 1998 OPTION PLAN GRANT AGREEMENT

Intuit Inc., a Delaware corporation (the "Company"), hereby grants a nonqualified stock option ("Option") to Participant named below, pursuant to the Company's 1998 Option Plan for Mergers and Acquisitions (the "Plan"), to purchase shares of the Company's Common Stock, $0.01 par value per share ("Common Stock") as described below. This Option is subject to all of the terms and conditions of the Plan, which is attached to this Agreement and incorporated into this Agreement by reference. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan.

      NAME OF PARTICIPANT:
      SOCIAL SECURITY NUMBER:
      ADDRESS:

      NUMBER OF SHARES:
      TYPE OF OPTION:
        [ ] Incentive Stock Option
        [ ] Nonqualified Stock Option
      EXERCISE PRICE PER SHARE:
      DATE OF GRANT:
      FIRST VESTING DATE:
      EXPIRATION DATE:
      VESTING SCHEDULE: So long as Participant is providing services to the
                        Company, 25% of the Shares will vest on the First Vesting Date; then 2.0833% of the Shares will vest on each monthly anniversary of the First Vesting Date until 100% vested. On Termination, the Option shall either cease to vest or in the event Participant is an employee who is totally disabled or dies as provided in
                        Section 5.6 of the Plan accelerate in full. Following termination, participant may exercise the Option only as provided in Section 5.6 of the Plan. Vesting may also be suspended in accordance with Company policies, as described in Section 5.6 of the Plan.

To exercise this Option, Participant must follow the exercise procedures established by the Company, as described in Section 5.5 of the Plan. This Option may be exercised only with respect to vested shares. Payment of the Exercise Price for the Shares may be made in cash (by check) and/or, if a public market exists for the Company's Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from Participant and an NASD Dealer (as described in Section
9.1 of the Plan). Upon exercise of this Option, Participant understands that the Company may be required to withhold taxes.

This agreement (including the plan, which is incorporated by reference) constitutes the entire agreement between the Company and the Participant with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the plan, this agreement may be amended only by a written document signed by the Company and the Participant. Subject to the terms of the plan, the Company may assign any of its rights and obligations under this agreement, and this agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of the Option described in the plan, this agreement shall be binding on Participant's permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this agreement or the plan must be mailed or hand-delivered to the Company or the Participant at their respective addresses set forth in this agreement, or at such other address designated in writing by either of the parties to the other.

Additional information about the Plan and this Option (including certain tax consequences of exercising the Option and disposing of the Shares) is contained in the Prospectus for the Plan. A copy of the Prospectus is available on the stock options pages of the Intuit Legal Department intranet web site and on the Stock Option Bulletin Board on the Company's electronic mail system, or by calling Sharon Savatski, the Company's Senior Stock Administrator, at (650) 944-6504.

The Company has signed this Option Agreement effective as of the Date of Grant.

                                     INTUIT INC.
                                     2550 Garcia Avenue
                                     Mountain View, California 94043

                                     By:
                                        ----------------------------------------
                                        Greg J. Santora, Chief Financial Officer

                            PARTICIPANT'S ACCEPTANCE

I accept this Agreement and agree to the terms and conditions in this Agreement and the Plan. I acknowledge that I have received a copy of the Company's 1998 Option Plan for Mergers and Acquisitions, and I understand and agree that this Agreement is not meant to interpret, extend, or change the Plan in any way, nor to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Company, the provisions of the Plan shall apply. If this option is identified as an incentive Stock Option above,I understand and agree to comply with the provisions of Section 5.9 of the Plan in the event of a Disqualifying Disposition of the shares.
                                     Signature:
                                               ---------------------------------
                                     Date:
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